CARMAX REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

Richmond, Va., March 29, 2019 – CarMax, Inc. (NYSE:KMX) today reported results for the fourth quarter and fiscal year ended February 28, 2019. Year-over-year highlights include:

▪	Net sales and operating revenues increased 5.7% to $4.32 billion in the fourth quarter. For the fiscal year, net sales and operating revenues increased 6.1% to $18.17 billion.

▪	Used unit sales in comparable stores increased 2.8% in the fourth quarter and 0.3% for the fiscal year.

▪	Total used unit sales rose 5.6% in the fourth quarter and 3.8% for the fiscal year.

▪	Total wholesale unit sales increased 3.7% in the fourth quarter and 9.5% for the fiscal year.

▪	CarMax Auto Finance (CAF) income increased 2.6% to $103.7 million in the fourth quarter. For the fiscal year, CAF income increased 4.2% to $438.7 million.

▪	In the fourth quarter, net earnings increased 57.6% to $192.6 million and net earnings per diluted share increased 68.7% to $1.13.

*
In connection with the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”), net earnings for the prior year’s fourth quarter were reduced by $11.9 million, or $0.07 per diluted share. This net amount included a $32.7 million reduction for the revaluation of our net deferred tax asset, partially offset by a $20.8 million benefit that resulted from applying the new, lower blended annual tax rate to earnings for the entire year.

*	Net earnings for the prior year’s quarter were also reduced by a one-time discretionary bonus of $8.0 million, or $0.03 per diluted share net of taxes, paid to eligible associates.

*
For the fiscal year, net earnings increased 26.8% to $842.4 million and net earnings per diluted share increased 33.1% to $4.79. Net earnings for the prior fiscal year were reduced by the fourth quarter items noted above.

Fourth Quarter Business Performance Review
“We’re pleased to report double-digit growth in pretax earnings this quarter, even excluding the prior period’s discretionary bonus,” said Bill Nash, president and chief executive officer. “And, with strong cash flow, we continued returning value to shareholders via our stock repurchase program. We’re also pleased with the response to our omni-channel roll-out in Atlanta, where consumers can now buy a car completely from home, in-store or through a seamlessly integrated combination of online and in-store experiences. We remain on track to have this experience available to the majority of our customers by the end of fiscal 2020.”

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Sales. Total used vehicle unit sales increased 5.6%, while comparable store used unit sales rose 2.8% versus the prior year’s fourth quarter. The comparable store sales performance primarily reflected improved conversion, partially offset by lower store traffic. We believe our comparable store used unit sales growth was adversely affected by delays in February tax refunds relative to last year, the continuation of higher acquisition prices and a robust competitive environment.

Total wholesale vehicle unit sales increased 3.7% compared with the fourth quarter of fiscal 2018, largely driven by the growth in our store base.

Other sales and revenues increased 14.6% compared with the fourth quarter of fiscal 2018. Extended protection plan (EPP) net revenues rose 19.9%, reflecting the combined effects of favorable adjustments to cancellation reserves resulting from lower cancellation activity, cost decreases from plan providers, and increases in our unit volume and product penetration rate. Net third-party finance fees improved $3.3 million, reflecting shifts in our sales mix by finance channel, including an increase in our Tier 2 and a decrease in our Tier 3 sales.

Gross Profit. Total gross profit increased 11.7% versus last year’s fourth quarter, to $599.4 million. Used vehicle gross profit rose 6.6%, reflecting the 5.6% increase in total used unit sales. Used vehicle gross profit per unit remained relatively stable at $2,166 compared with $2,147 in the prior year period. Wholesale vehicle gross profit increased 7.0% versus the prior year’s quarter, driven by the 3.7% increase in wholesale unit sales and an increase in wholesale vehicle gross profit per unit to $977 compared with $946 in last year’s fourth quarter. Other gross profit increased 41.6%, reflecting the improvements in EPP revenues and net third-party finance fees, as well as higher service profits. The prior year’s fourth quarter service profits were pressured by the reduced leverage of service department costs and the one-time discretionary bonus, approximately half of which was paid to service department associates.

SG&A. Compared with the fourth quarter of fiscal 2018, SG&A expenses increased 4.9% to $429.0 million. Factors contributing to the year-over-year change included the 10% increase in our store base since the beginning of last year’s fourth quarter (representing the addition of 19 stores); continued spending to advance our technology platforms and support our core and omni-channel strategic initiatives; and a $3.9 million increase in stock-based compensation expense. These increases were partially offset by reduced compensation costs resulting from staffing optimization initiatives. In addition, the prior year’s SG&A expense included approximately half of the one-time discretionary bonus. SG&A per used unit was $2,380 in the current quarter, down $17 year-over-year. The increase in stock-based compensation expense increased SG&A per used unit by $19.

CarMax Auto Finance.(1) Compared with last year’s fourth quarter, CAF income increased 2.6% to $103.7 million. The increase reflected the net effects of a 7.8% increase in average managed receivables and a slightly lower total interest margin percentage. The total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, was 5.5% of average managed receivables compared with 5.6% in last year’s fourth quarter. The provision for loan losses increased to $42.1 million from $38.6 million in the prior year quarter, consistent with the growth in average managed receivables. The allowance for loan losses as a percentage of ending managed receivables remained stable at 1.10% as of February 28, 2019, compared with 1.11% as of February 28, 2018.

Interest Expense. Interest expense rose to $21.0 million from $19.7 million in the prior year’s fourth quarter, primarily reflecting higher interest rates in fiscal 2019.

(1)	Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.

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Income Taxes. The effective tax rate was 24.7% in the fourth quarter of fiscal 2019 versus 41.9% in the prior year’s fourth quarter. The prior year’s fourth quarter effective tax rate included the effect of an $11.9 million net increase in tax expense resulting from enactment of the 2017 Tax Act, including:

•	A $32.7 million increase in tax expense associated with the revaluation of our net deferred tax asset (a 15.6 percentage point increase in the effective tax rate).

•
A $20.8 million decrease in tax expense resulting from the new, lower blended federal tax rate being applied to earnings for the entire fiscal year (a 9.9 percentage point reduction in the effective tax rate).

Store Openings. During the fourth quarter of fiscal 2019, we opened five stores, including three stores in new television markets (Buffalo, New York; Montgomery, Alabama; and New Orleans, Louisiana) and two in existing television markets (Orlando, Florida and Portland, Oregon). For the fiscal year, we opened 15 stores, and we had a total of 203 used car stores as of February 28, 2019.

Share Repurchase Activity. During the fourth quarter of fiscal 2019, we repurchased 4.4 million shares of common stock for $270.1 million pursuant to our share repurchase program. During the fiscal year, we repurchased 13.6 million shares of common stock for $902.9 million. As of February 28, 2019, we had $2.11 billion remaining available for repurchase under the outstanding authorizations.

Fiscal 2020 Capital Spending Plan

We currently plan to open 13 stores in fiscal 2020 and a similar number of stores in fiscal 2021. We estimate capital expenditures will increase to approximately $350 million in fiscal 2020 from $304.6 million in fiscal 2019. The increase in planned capital spending in fiscal 2020 reflects several factors, including a shift of some spending originally planned for fiscal 2019 into fiscal 2020 and the addition of three customer experience centers to support our omni-channel roll-out.

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Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended February 28			Years Ended February 28
(In millions)	2019	2018	Change	2019	2018	Change
Used vehicle sales	$3,628.4	$3,429.2	5.8%	$15,172.8	$14,392.4	5.4%
Wholesale vehicle sales	543.8	527.2	3.1%	2,393.0	2,181.2	9.7%
Other sales and revenues:
Extended protection plan revenues	98.3	82.0	19.9%	382.5	336.4	13.7%
Third-party finance fees, net	(10.8)	(14.1)	22.9%	(43.4)	(49.9)	13.0%
Other	58.9	59.8	(1.5)%	268.2	260.2	3.1%
Total other sales and revenues	146.4	127.7	14.6%	607.3	546.7	11.1%
Total net sales and operating revenues	$4,318.6	$4,084.2	5.7%	$18,173.1	$17,120.2	6.1%

Unit Sales

	Three Months Ended February 28			Years Ended February 28
	2019	2018	Change	2019	2018	Change
Used vehicles	180,207	170,572	5.6%	748,961	721,512	3.8%
Wholesale vehicles	102,887	99,226	3.7%	447,491	408,509	9.5%

Average Selling Prices

	Three Months Ended February 28			Years Ended February 28
	2019	2018	Change	2019	2018	Change
Used vehicles	$19,978	$19,925	0.3%	$20,077	$19,757	1.6%
Wholesale vehicles	$5,024	$5,076	(1.0)%	$5,098	$5,102	(0.1)%

Vehicle Sales Changes

	Three Months Ended February 28		Years Ended February 28
	2019	2018	2019	2018
Used vehicle units	5.6%	(3.1)%	3.8%	7.5%
Used vehicle revenues	5.8%	(0.6)%	5.4%	8.5%

Wholesale vehicle units	3.7%	8.9%	9.5%	4.3%
Wholesale vehicle revenues	3.1%	13.2%	9.7%	4.7%

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Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended February 28		Years Ended February 28
	2019	2018	2019	2018
Used vehicle units	2.8%	(8.0)%	0.3%	2.0%
Used vehicle revenues	3.0%	(5.6)%	1.9%	2.9%

(1)
Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended February 28		Years Ended February 28
	2019	2018	2019	2018
CAF (2)	47.0%	48.2%	48.4%	48.4%
Tier 2 (3)	19.5%	15.4%	17.9%	16.6%
Tier 3 (4)	10.7%	11.7%	9.9%	10.5%
Other (5)	22.8%	24.7%	23.8%	24.5%
Total	100.0%	100.0%	100.0%	100.0%

(1)	Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.

(2)	Includes CAF's Tier 3 loan originations, which represent less than 1% of total used units sold.

(3)	Third-party finance providers who generally pay us a fee or to whom no fee is paid.

(4)	Third-party finance providers to whom we pay a fee.

(5)	Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended February 28				Years Ended February 28
(In millions)	2019	% (1)	2018	% (1)	2019	% (1)	2018	% (1)
Net sales and operating revenues	$4,318.6	100.0	$4,084.2	100.0	$18,173.1	100.0	$17,120.2	100.0
Gross profit	$599.4	13.9	$536.7	13.1	$2,480.6	13.6	$2,328.9	13.6
CarMax Auto Finance income	$103.7	2.4	$101.1	2.5	$438.7	2.4	$421.2	2.5
Selling, general, and administrative expenses	$429.0	9.9	$408.8	10.0	$1,730.3	9.5	$1,617.1	9.4
Interest expense	$21.0	0.5	$19.7	0.5	$75.8	0.4	$70.7	0.4
Earnings before income taxes	$255.8	5.9	$210.1	5.1	$1,112.8	6.1	$1,063.6	6.2
Net earnings	$192.6	4.5	$122.1	3.0	$842.4	4.6	$664.1	3.9

(1)	Calculated as a percentage of net sales and operating revenues.

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Gross Profit

	Three Months Ended February 28			Years Ended February 28
(In millions)	2019	2018	Change	2019	2018	Change
Used vehicle gross profit	$390.3	$366.2	6.6%	$1,628.7	$1,567.6	3.9%
Wholesale vehicle gross profit	100.5	93.9	7.0%	431.0	392.5	9.8%
Other gross profit	108.6	76.6	41.6%	420.9	368.8	14.1%
Total	$599.4	$536.7	11.7%	$2,480.6	$2,328.9	6.5%

Gross Profit per Unit

	Three Months Ended February 28				Years Ended February 28
	2019		2018		2019		2018
	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)	$ per unit(1)	%(2)
Used vehicle gross profit	$2,166	10.8	$2,147	10.7	$2,175	10.7	$2,173	10.9
Wholesale vehicle gross profit	$977	18.5	$946	17.8	$963	18.0	$961	18.0
Other gross profit	$602	74.1	$449	60.0	$562	69.3	$511	67.5
Total gross profit	$3,326	13.9	$3,147	13.1	$3,312	13.6	$3,228	13.6

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total used units sold.

(2)	Calculated as a percentage of its respective sales or revenue.

SG&A Expenses

	Three Months Ended February 28			Years Ended February 28
(In millions)	2019	2018	Change	2019	2018	Change
Compensation and benefits (1)	$220.1	$212.8	3.4%	$904.9	$863.2	4.8%
Store occupancy costs	90.2	86.4	4.4%	359.1	337.3	6.5%
Advertising expense	43.8	43.4	1.0%	166.4	157.7	5.5%
Other overhead costs (2)	74.9	66.2	13.0%	299.9	258.9	15.8%
Total SG&A expenses	$429.0	$408.8	4.9%	$1,730.3	$1,617.1	7.0%
SG&A per used unit	$2,380	$2,397	$(17)	$2,310	$2,241	$69

(1)	Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.

(2)	Includes IT expenses, insurance, preopening and relocation costs, non-CAF bad debt, travel, charitable contributions and other administrative expenses.

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Components of CAF Income and Other CAF Information

	Three Months Ended February 28				Years Ended February 28
(In millions)	2019	% (1)	2018	% (1)	2019	% (1)	2018	% (1)
Interest margin:
Interest and fee income	$250.6	8.1	$219.2	7.6	$972.9	8.0	$856.6	7.6
Interest expense	(81.1)	(2.6)	(58.4)	(2.0)	(289.3)	(2.4)	(215.0)	(1.9)
Total interest margin	169.5	5.5	160.8	5.6	683.6	5.6	641.6	5.7
Provision for loan losses	(42.1)	(1.4)	(38.6)	(1.3)	(153.8)	(1.3)	(137.6)	(1.2)
Total interest margin after
provision for loan losses	127.4	4.1	122.2	4.2	529.8	4.4	504.0	4.5

Total other income (expense)	—	—	0.4	—	(0.4)	—	0.4	—

Total direct expenses	(23.7)	(0.8)	(21.5)	(0.7)	(90.7)	(0.7)	(83.2)	(0.7)
CarMax Auto Finance income	$103.7	3.3	$101.1	3.5	$438.7	3.6	$421.2	3.8

Total average managed receivables	$12,436.8		$11,536.3		$12,150.2		$11,210.8
Net loans originated	$1,482.5		$1,419.3		$6,330.1		$5,962.2
Net penetration rate	42.1%		42.8%		43.2%		43.1%
Weighted average contract rate	8.7%		7.9%		8.5%		7.8%

Ending allowance for loan losses	$138.2		$128.6		$138.2		$128.6

Warehouse facility information:
Ending funded receivables	$1,877.0		$1,834.0		$1,877.0		$1,834.0
Ending unused capacity	$1,623.0		$1,306.0		$1,623.0		$1,306.0

(1)	Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended February 28			Years Ended February 28
(In millions except per share data)	2019	2018	Change	2019	2018	Change
Net earnings	$192.6	$122.1	57.6%	$842.4	$664.1	26.8%
Diluted weighted average shares outstanding	170.5	182.2	(6.5)%	175.9	184.5	(4.7)%
Net earnings per diluted share	$1.13	$0.67	68.7%	$4.79	$3.60	33.1%

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Planned Store Openings

We currently plan to open the following stores within 12 months from February 28, 2019. During this period, we will be entering six new television markets and expanding our presence in seven existing television markets. Of the 13 stores we plan to open during the 12 months ending February 29, 2020, 6 will be in Metropolitan Statistical Areas having populations of 600,000 or less, which we define as small markets.

Location	Television Market	Metropolitan Statistical Area	Planned Opening Date
Memphis, Tennessee (1)	Memphis	Memphis	Q1 Fiscal 2020
Killeen, Texas	Waco/Temple (2)	Killeen/Temple	Q1 Fiscal 2020
Pharr, Texas	Harlingen/Brownsville/McAllen (2)	McAllen/Edinburg/Mission	Q1 Fiscal 2020
Pleasant Hill, California	San Francisco/Oakland/San Jose	San Francisco/Oakland	Q2 Fiscal 2020
Lubbock, Texas	Lubbock (2)	Lubbock	Q2 Fiscal 2020
Scottsdale, Arizona	Phoenix	Phoenix/Mesa/Scottsdale	Q2 Fiscal 2020
Denton, Texas	Dallas/Ft. Worth	Dallas/Fort Worth/Arlington	Q3 Fiscal 2020
Palm Desert, California	Palm Springs (2)	Riverside/San Bernardino/Ontario	Q3 Fiscal 2020
Gulfport, Mississippi	Biloxi/Gulfport (2)	Gulfport/Biloxi/Pascagoula	Q3 Fiscal 2020
Bogart, Georgia	Atlanta	Athens/Clarke County	Q3 Fiscal 2020
Fort Wayne, Indiana	Fort Wayne (2)	Fort Wayne	Q4 Fiscal 2020
Salem, Oregon	Portland	Salem	Q4 Fiscal 2020
Murfreesboro, Tennessee	Nashville	Nashville/Davidson/Murfreesboro	Q4 Fiscal 2020

(1)	Store opened in March 2019.

(2)	Represents new television market as of planned store opening date.

Normal construction, permitting or other scheduling delays could shift the opening dates of any of these stores into a later period.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, March 29, 2019. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 4598188. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A webcast replay of the call will be available at investors.carmax.com through June 20, 2019. A telephone replay also will be available through April 5, 2019, and may be accessed by dialing 1-855-859-2056 (international callers dial 1-404-537-3406). The conference I.D. for both domestic and international callers is 4598188.

First Quarter Fiscal 2020 Earnings Release Date

We currently plan to release results for the first quarter ending May 31, 2019, on Friday, June 21, 2019, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early June 2019.

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About CarMax

CarMax, the nation’s largest retailer of used cars, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. CarMax continues to innovate and is currently rolling out an omni-channel experience, providing customers the option to complete transactions entirely from home, in store, or in a seamless combination of both. CarMax has more than 200 stores nationwide, and during the latest fiscal year sold nearly 750,000 used cars and 450,000 wholesale vehicles at its in-store auctions. With more than 25,000 associates, CarMax is proud to have been recognized for 15 consecutive years as one of the Fortune 100 Best Companies to Work For®. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins, expenses, capital expenditures, debt obligations, tax rates or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•	Changes in the competitive landscape and/or our failure to successfully adjust to such changes.

•	Events that damage our reputation or harm the perception of the quality of our brand.

•	Changes in general or regional U.S. economic conditions.

•	Our inability to realize the benefits associated with our omni-channel initiatives.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Our inability to recruit, develop and retain associates and maintain positive associate relations.

•	The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.

•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.

•	Significant changes in prices of new and used vehicles.

•	Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loan receivables than anticipated.

•	A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.

•	Changes in consumer credit availability provided by our third-party finance providers.

•	Changes in the availability of extended protection plan products from third-party providers.

•	Factors related to the regulatory and legislative environment in which we operate.

•	Factors related to geographic and sales growth, including the inability to effectively manage our growth.

•	The failure of or inability to sufficiently enhance key information systems.

•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.

•
The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	The volatility in the market price for our common stock.

•	The performance of the third-party vendors we rely on for key components of our business.

•	Factors related to seasonal fluctuations in our business.

•	The occurrence of severe weather events.

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•	Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2018, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4391. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Contacts:

Investors:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

Media:
pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended February 28				Years Ended February 28
(In thousands except per share data)	2019	% (1)	2018	% (1)	2019	% (1)	2018	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$3,628,432	84.0	$3,429,247	84.0	$15,172,772	83.5	$14,392,360	84.1
Wholesale vehicle sales	543,767	12.6	527,245	12.9	2,392,992	13.2	2,181,156	12.7
Other sales and revenues	146,403	3.4	127,726	3.1	607,336	3.3	546,693	3.2
NET SALES AND OPERATING REVENUES	4,318,602	100.0	4,084,218	100.0	18,173,100	100.0	17,120,209	100.0
COST OF SALES:
Used vehicle cost of sales	3,238,088	75.0	3,063,051	75.0	13,544,033	74.5	12,824,741	74.9
Wholesale vehicle cost of sales	443,261	10.3	433,343	10.6	1,961,959	10.8	1,788,704	10.4
Other cost of sales	37,875	0.9	51,096	1.3	186,517	1.0	177,905	1.0
TOTAL COST OF SALES	3,719,224	86.1	3,547,490	86.9	15,692,509	86.4	14,791,350	86.4
GROSS PROFIT	599,378	13.9	536,728	13.1	2,480,591	13.6	2,328,859	13.6
CARMAX AUTO FINANCE INCOME	103,705	2.4	101,073	2.5	438,690	2.4	421,182	2.5
Selling, general and administrative expenses	428,967	9.9	408,814	10.0	1,730,275	9.5	1,617,051	9.4
Interest expense	20,976	0.5	19,666	0.5	75,792	0.4	70,745	0.4
Other (income) expense	(2,689)	(0.1)	(802)	—	408	—	(1,363)	—
Earnings before income taxes	255,829	5.9	210,123	5.1	1,112,806	6.1	1,063,608	6.2
Income tax provision	63,273	1.5	87,977	2.2	270,393	1.5	399,496	2.3
NET EARNINGS	$192,556	4.5	$122,146	3.0	$842,413	4.6	$664,112	3.9
WEIGHTED AVERAGE COMMON SHARES:
Basic	169,500		180,630		174,463		182,660
Diluted	170,480		182,239		175,884		184,470
NET EARNINGS PER SHARE:
Basic	$1.14		$0.68		$4.83		$3.64
Diluted	$1.13		$0.67		$4.79		$3.60

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	February 28	February 28
(In thousands except share data)	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$46,938	$44,525
Restricted cash from collections on auto loan receivables	440,669	399,442
Accounts receivable, net	139,850	133,321
Inventory	2,519,455	2,390,694
Other current assets	67,101	93,462
TOTAL CURRENT ASSETS	3,214,013	3,061,444
Auto loan receivables, net	12,428,487	11,535,704
Property and equipment, net	2,828,058	2,667,061
Deferred income taxes	61,346	63,256
Other assets	185,963	158,807
TOTAL ASSETS	$18,717,867	$17,486,272

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$593,171	$529,733
Accrued expenses and other current liabilities	316,215	278,771
Accrued income taxes	3,784	—
Short-term debt	1,129	127
Current portion of direct financings and capital lease obligations	12,166	9,994
Current portion of non-recourse notes payable	385,044	355,433
TOTAL CURRENT LIABILITIES	1,311,509	1,174,058
Long-term debt, excluding current portion	1,163,795	995,479
Direct financings and capital lease obligations, excluding current portion	515,240	490,369
Non-recourse notes payable, excluding current portion	12,127,290	11,266,964
Other liabilities	243,005	242,553
TOTAL LIABILITIES	15,360,839	14,169,423

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 167,478,924 and 179,747,894 shares issued and outstanding as of February 28, 2019 and 2018, respectively	83,739	89,874
Capital in excess of par value	1,237,153	1,234,047
Accumulated other comprehensive loss	(68,010)	(54,312)
Retained earnings	2,104,146	2,047,240
TOTAL SHAREHOLDERS’ EQUITY	3,357,028	3,316,849
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$18,717,867	$17,486,272

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended February 28
(In thousands)	2019	2018 (1)
OPERATING ACTIVITIES:
Net earnings	$842,413	$664,112
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	182,247	179,942
Share-based compensation expense	75,011	61,879
Provision for loan losses	153,848	137,591
Provision for cancellation reserves	63,937	62,749
Deferred income tax provision	2,300	81,007
Other	2,825	1,298
Net (increase) decrease in:
Accounts receivable, net	(6,529)	19,067
Inventory	(128,761)	(130,131)
Other current assets	32,890	(34,620)
Auto loan receivables, net	(1,046,631)	(1,077,219)
Other assets	(7,230)	(2,361)
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	86,360	38,286
Other liabilities	(89,709)	(82,150)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	162,971	(80,550)
INVESTING ACTIVITIES:
Capital expenditures	(304,636)	(296,816)
Proceeds from disposal of property and equipment	692	97
Purchases of investments	(6,147)	(6,836)
Sales of investments	1,578	1,692
NET CASH USED IN INVESTING ACTIVITIES	(308,513)	(301,863)
FINANCING ACTIVITIES:
Increase in short-term debt, net	1,002	65
Proceeds from issuances of long-term debt	4,314,500	4,203,150
Payments on long-term debt	(4,146,600)	(4,160,650)
Cash paid for debt issuance costs	(17,063)	(16,261)
Payments on direct financings and capital lease obligations	(10,012)	(8,997)
Issuances of non-recourse notes payable	10,892,502	10,198,962
Payments on non-recourse notes payable	(10,001,712)	(9,296,773)
Repurchase and retirement of common stock	(904,726)	(579,570)
Equity issuances	58,130	73,520
NET CASH PROVIDED BY FINANCING ACTIVITIES	186,021	413,446
Increase in cash, cash equivalents and restricted cash	40,479	31,033
Cash, cash equivalents and restricted cash at beginning of year	554,898	523,865
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	$595,377	$554,898

(1)
In connection with our adoption of Financial Accounting Standards Board (“FASB”) ASU 2016-18 during the first quarter of fiscal 2019, restricted cash is now included with cash and cash equivalents in the reconciliation of beginning of year and end of period total amounts above. Prior period amounts have been reclassified to conform to the current period’s presentation.

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